Exhibit 21 - Page 1 of 8















                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Partners of
Phoenix Leasing Associates L.P.:

We have audited the accompanying balance sheets of Phoenix Leasing Associates L.P. (a California limited partnership) as of June 30, 1996 and 1995. These balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates L.P. as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.


San Francisco, California                               ARTHUR ANDERSEN LLP
  September 4, 1996

                                                        Exhibit 21 - Page 2 of 8

                         PHOENIX LEASING ASSOCIATES L.P.

                                 BALANCE SHEETS

                                     ASSET


                                                                 June 30,
                                                           ------------------
                                                             1996      1995
                                                           --------  --------

Cash and cash equivalents                                  $  1,182  $    471
Due from PIFLP                                               50,329    33,897
Due from General Partner                                       --     251,561
                                                           --------  --------
        Total Assets                                       $ 51,511  $285,929
                                                           ========  ========


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

  Accounts payable and accrued expenses                    $  2,200  $  2,500
  Deficit investment in PIFLP                                 5,988   276,005
  Due to General Partner                                     36,120      --
                                                           --------  --------
        Total Liabilities                                    44,307   278,505
                                                           --------  --------

Commitments and Contingencies (Note 4)

Partners' Capital:

  General partner (99 partnership units)                        990       990
  Limited partner (99 partnership units)                      6,214     6,434
                                                           --------  --------
        Total Partners' Capital                               7,204     7,424
                                                           --------  --------

        Total Liabilities and Partners' Capital            $ 51,511  $285,929
                                                           ========  ========

                 The accompanying notes are an integral part of
                           these financial statements.

                                                        Exhibit 21 - Page 3 of 8

                         PHOENIX LEASING ASSOCIATES L.P.

                           NOTES TO THE BALANCE SHEETS

                                  JUNE 30, 1996


Note 1.    Organization and Partnership Matters:

    Phoenix Leasing Associates L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on October 13, 1989. The Partnership is the general partner of Phoenix Income Fund, L.P. (PIFLP), a California limited partnership, which was formed on October 1, 1990, to invest in capital equipment of various types and to lease such equipment to third parties on either a long-term or short-term basis. The Partnership's fiscal year ends on June 30 of each year. The general partner of the Partnership is Phoenix Leasing Associates, Inc. (PLA), a Nevada corporation and wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation. The limited partner of the Partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLA, who also owns the ultimate parent of PLA.

    The Partnership records its investment in PIFLP under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management and control of PIFLP, which includes responsibility for supervising PIFLP's acquisition, leasing, remarketing and sale of equipment.

Note 2.    Income Taxes:

    The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes has been recorded on the Partnership's balance sheets.

Note 3.    Use of Estimates:

    The preparation of balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Note 4.    Compensation and Fees:

    The Partnership receives an acquisition fee equal to four percent of the purchase price of assets acquired or financed by PIFLP in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of PIFLP's assets, and management fees equal to three and one half percent of PIFLP's gross revenues in connection with managing the operations of PIFLP. In addition, the Partnership receives an interest in PIFLP's profits, losses and distributions. Management fees of $50,329 and $33,677 as of June 30, 1996 and 1995 and acquisition fees of $220 of June 30, 1995 are included in Due from PIFLP.

Note 5.    Allocation of Profits, Losses and Distributions:

    Profits and losses attributable to acquisition fees paid to the Partnership by PIFLP are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLA. Distributions are made in accordance with the terms of the partnership agreement.

Note 6.    Related Parties:

    Phoenix Securities, Inc., an affiliate of the Partnership, receives a fee for wholesaling activities performed in connection with the offering of the limited partnership units of PIFLP.

    PLA has entered into an agreement with PLI whereby PLI will provide management services to the Partnership in connection with the operations and administration of PIFLP. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLA shall pay PLI fees in an amount equal to: Three and one half percent of PIFLP's cumulative gross revenues plus the lesser of four percent of the purchase price of equipment acquired by and financing provided to businesses by PIFLP or 100% of the net cash attributable

                                                        Exhibit 21 - Page 4 of 8

to the acquisition fee which has been distributed to PLA plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $980,161 and $904,105 for the year ended June 30, 1996 and 1995, respectively.

                                                        Exhibit 21 - Page 5 of 8













                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Board of Directors of
Phoenix Leasing Associates, Inc.:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates, Inc. (a Nevada corporation) and Subsidiary as of June 30, 1996 and 1995. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates, Inc. and Subsidiary as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.


San Francisco, California                                ARTHUR ANDERSEN LLP
  September 4, 1996

                                                        Exhibit 21 - Page 6 of 8

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              June 30,
                                                     --------------------------
                                                         1996           1995
                                                     -----------    -----------

Cash and cash equivalents                            $     1,317    $       757
Due from PLI                                           1,009,215        875,334
Due from PIFLP                                            50,329         33,897
                                                     -----------    -----------
        Total Assets                                 $ 1,060,860    $   909,988
                                                     ===========    ===========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

  Accounts payable and accrued expenses              $     4,400    $     5,000
  Deficit investment in PIFLP                              5,988        276,005
                                                     -----------    -----------
        Total Liabilities                                 10,388        281,005
                                                     -----------    -----------

Minority Interest in Consolidated Subsidiary               6,214          6,434
                                                     -----------    -----------

Commitments and Contingencies (Note 6)

Shareholder's Equity:

  Common Stock, no par value, 100 shares
    authorized and outstanding                         4,382,225      4,382,225
  Retained earnings                                    1,044,159        622,449
  Less:
    Notes receivable from affiliate                   (4,382,125)    (4,382,125)
                                                     -----------    -----------

        Total Shareholder's Equity                     1,044,259        622,549
                                                     -----------    -----------

        Total Liabilities and Shareholder's Equity   $ 1,060,860    $   909,988
                                                     ===========    ===========


                 The accompanying notes are an integral part of
                           these financial statements.

                                                        Exhibit 21 - Page 7 of 8

                 PHOENIX LEASING ASSOCIATES, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996


Note 1.    Organization:

    Phoenix Leasing Associates, Inc. (PLA) was formed under the laws of Nevada on September 13, 1989. PLA's fiscal year ends on June 30. PLA is a wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation.

    As of June 30, 1996, PLA has a 50% ownership interest in Phoenix Leasing Associates L.P. (PLALP), a California limited partnership. This ownership interest is subject to change upon agreement of the partners. PLA is the general partner of PLALP, which was formed to serve as the general partner in Phoenix Income Fund, L.P. (PIFLP), a California limited partnership. The limited partner of PLALP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLA, who also owns the parent of PLI. Profits and losses attributable to acquisition fees paid to PLALP by PIFLP are allocated in proportion to the partners' ownership interests. All other profits and losses of PLALP are allocated to PLA. Distributions to the partners are made in accordance with the terms of the partnership agreement. PLA and its 50%-owned subsidiary, PLALP, are hereinafter referred to as the Company.

Note 2.    Principles of Consolidation:

    The consolidated financial statements as of June 30, 1996 and 1995, include the accounts of PLA and its subsidiary, PLALP, over which PLA exerts significant control and influence. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest represents the limited partner's interest in PLALP.

    The Company records its investments in PIFLP under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of PIFLP, which includes responsibility for supervising PIFLP's acquisition, leasing, remarketing activities and its sale of equipment.

Note 3.    Use of Estimates:

    The preparation of consolidated balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets. Actual results could differ from those estimates.

Note 4.    Notes Receivable from Affiliate:

    PLI, the sole shareholder in PLA, as of June 30, 1996 and 1995, has issued demand promissory notes to PLA totaling $4,382,125. There are no restrictions or covenants associated with these notes which would preclude PLA from receiving the principal or interest amounts under the terms of the notes. The notes bear interest at a rate equal to the lesser of 10% or the prime rate plus 1%, as determined by Citibank, N.A., New York, New York. Interest is payable by PLI on the first business day of each calendar quarter. The principal amounts are due and payable upon demand by the Company.

Note 5.    Income Taxes:

    The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated
(PAI), an affiliated Nevada corporation. These returns are prepared on the accrual basis of accounting. In accordance with a Tax Sharing Agreement between the Company and PAI, PAI has assumed all tax liabilities and benefits arising from the Company's income or loss.

    Effective July 1, 1993, the Company adopted "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes." The Company computes taxes as if it was a stand alone company. The resulting tax provisions of $256,590 and $150,163 as of June 30, 1996 and 1995, respectively, were transferred to PAI.

Note 6.    Compensation and Fees:

    The Company receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by PIFLP in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis

                                                        Exhibit 21 - Page 8 of 8

of the overall portfolio of PIFLP's assets, and management fees equal to three and one half percent of PIFLP gross revenues in connection with managing the operations of PIFLP. In addition, the Company receives an interest in PIFLP's profits, losses and distributions. Management fees of $50,329 and $33,677 as of June 30, 1996 and 1995 and acquisition fees of $220 as of June 30, 1995 are included in Due from PIFLP.

Note 7.    Related Parties:

    Phoenix Securities, Inc., an affiliate of the Company, receives a fee for wholesaling activities performed in connection with the offering of the limited partnership units of PIFLP.

    The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLALP in connection with the operations and administration of PIFLP. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: Three and one half percent of PIFLP's cumulative gross revenues plus the lesser of four percent of the purchase price of equipment acquired by and financing provided to businesses by PIFLP or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLALP. Management fees paid to PLI equal $980,163 and $904,105 for the year ended June 30, 1996 and 1995, respectively.